AMENDMENT TO CLASS ACTIONS SERVICES AGREEMENT

This Amendment, dated as of September 6, 2024 (the “Amendment”), is entered into by and between Brown Brothers Harriman & Co. (“BBH”) and Six Circles Trust, on behalf of each of its series or sub-funds listed on Schedule 1 attached hereto as the same may be amended from time to time (each, a “Client”).

WHEREAS, BBH has entered into a Class Actions Services Agreement dated as of June 22, 2018, as may be amended, supplemented or restated from time to time (the “Agreement”) with Six Circles Trust, on behalf of each of its series or sub-funds listed on Schedule 1 attached thereto; and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below;

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.	Schedule 1 to the Agreement is deleted in its entirety and replaced by the Schedule 1 attached hereto.

2.	Capitalized terms used and not otherwise defined herein shall have the respective meaning ascribed to them in the Agreement.

3.	BBH and each Client hereby agree to be bound by all the terms, provisions, covenants, and obligations set forth in the Agreement.

4.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

5.

This Amendment may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

6.

This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York without reference to its choice of law doctrine.

7.

Delivery of an executed counterpart of this Amendment by facsimile transmission or other electronic mail transmission (e.g. “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature page to follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered with effect from the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By:
Name:
Title:

SIX CIRCLES TRUST

By:
Name:	Gregory McNeil
Title:	Treasurer, Principal Financial Officer

SCHEDULE 1 TO THE

CLASS ACTION SERVICES AGREEMENT BETWEEN SIX CIRCLES TRUSTAND

BROWN BROTHERS HARRIMAN & CO.

ACCOUNTS

UPDATED AS OF AUGUST 15, 2024

Custody Account	Account Short Title
6074074	Six Circles Ultra Short Duration Fund
6074116	Six Circles Tax Aware Ultra Short Duration Fund
6074041	Six Circles U.S. Unconstrained Equity Fund
6074173	Six Circles International Unconstrained Equity Fund
6081160	Six Circles Managed Equity Portfolio U.S. Unconstrained Fund
6081343	Six Circles Managed Equity Portfolio International Unconstrained Fund
6094742	Six Circles Global Bond Fund
6076426	Six Circles Tax Aware Bond Fund
6088488	Six Circles Credit Opportunities Fund
6526792	Six Circles Multi-Strategy Fund